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                                 EX-99.(p)(1)

                            NEW ENGLAND ZENITH FUND

                      NEW ENGLAND VARIABLE ANNUITY FUND I

                                CODE OF ETHICS
                                --------------

                         (Adopted: October 27, 1999)

In order to ensure that all acts, practices and courses of business engaged in by personnel of the above Funds reflect high standards and comply with the requirements of Section 17(j) of the Investment Company Act of 1940 (the "Investment Company Act") and Rule 17j-1 thereunder, the Board of Trustees and Managers of each Fund has determined that such Fund shall adopt this Code of Ethics.

The following general fiduciary principles shall govern the personal investment activities of all Access Persons.

Each Access Person shall:

 .   At all times, place the interests of each Fund before his or her personal interests;

 .   Conduct all personal securities transactions in a manner consistent with this Code, so as to avoid any actual or potential conflicts of interest, or an abuse of position of trust and responsibility; and

 .   Not take any inappropriate advantage of his or her position with or on behalf of either Fund.


1.   Definitions

     a. "Fund" or "Funds" means one or more of New England Zenith Fund and its series and New England Variable Annuity Fund I.

     b. "Access Person" of a Fund means any trustee, manager, director, officer, general partner or Advisory Person of that Fund.

     c. "Adviser" means each investment adviser (including subadvisers) of a Fund.

     d. "Advisory Person" of a Fund means (i) any employee of that Fund or of any company in a control relationship to that Fund, who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of a Covered Security by that Fund, or whose functions relate to the making of any recommendations with respect to such purchases or sales; and (ii) any natural person in a control relationship to that Fund who obtains information concerning recommendations made to that Fund with regard to the purchase or sale of Covered Securities.

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     e.   A Covered Security is "being considered for purchase or sale" when a recommendation to purchase or sell such Covered Security has been made and communicated and, with respect to the person making the recommendation, when such person seriously considers making such a recommendation.

     f. "Beneficial ownership" shall be interpreted in the same manner as it would be in determining whether a person is subject to the provisions of Section 16(a) of the Securities Exchange Act of 1934 (the "1934 Act") and the rules and regulations thereunder, except that the determination of direct or indirect beneficial ownership shall apply to all Covered Securities which an Access Person has or acquires. For a description of the method of interpreting beneficial ownership for purposes of the provisions of Section 16(a) of the 1934 Act, See Appendix A.

     g. "Code Compliance Officer" of a Fund means the Secretary of the Fund or such other individual as the Board of Trustees or Managers may from time to time appoint.

     h. "Control" shall have the same meaning as that set forth in Section 2(a)(9) of the Investment Company Act.

     i. "Covered Security" shall have the meaning set forth in Section 2(a)(36) of the Investment Company Act, except that it shall not include: (i) direct obligations of the Government of the United States; (ii) shares of registered open-ended investment companies; and
          (iii) bankers' acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements.

     j. "Covered Security held or to be acquired" by a Fund means any Covered Security which, within the most recent 15 days, (i) is or has been held by the Fund; or (ii) is being or has been considered by the Fund or its Adviser for purchase by the Fund.

     k. "Disinterested Trustee" or "Disinterested Manager" means a Trustee or Manager of a Fund who is not an "interested person" of that Fund within the meaning of Section 2(a)(19) of the Investment Company Act.

     l. "Exempt Transactions" means those transactions described in Section 2 of this Code.

     m. "Initial Public Offering" means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of sections 13 or 15(d) of the Securities and Exchange Act of 1934.

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     n.   "Limited Offering" means an offering that is exempt from registration under the Securities Act of 1933 pursuant to sections 4(2) or 4(6) under the Securities Act of 1933.

     o. "Purchase or sale of a Covered Security" includes, inter alia, the writing or purchase of an option to purchase or sell that Covered Security.

     p.   "Underwriter" means New England Securities Corporation.

2.   Exempt Transactions

     "Exempt Transactions" shall mean, and the prohibitions of Section 3 of this Code shall not apply to:

     a. Purchases or sales effected in any account over which the Access Person has no direct or indirect influence or control.

     b. Purchases or sales which are non-volitional on the part of either the Access Person or the Fund.

     c.   Purchases which are part of an automatic dividend reinvestment plan.

     d. Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired.

     e. Purchase or sales in a discretionary investment advisory account, in which an Access Person has a beneficial ownership interest (either alone or with others), managed by a registered investment adviser who is not a member of the Access Person's family if the Access Person did not have knowledge of the transactions until after the transactions had been executed.

3.   Prohibitions

     No Access Person of a Fund shall purchase or sell, directly or indirectly, any Covered Security in which he or she has, or by reason of such transaction acquires, any direct or indirect beneficial ownership and which he or she knows or should have known at the time of such purchase or sale:

     a.   is being considered for purchase or sale by the Fund; or

     b.   is being purchased or sold by the Fund.

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4.   Quarterly Transaction Reporting

     a. Except as set forth in Section 4(b) of this Code with respect to Disinterested Trustees or Managers, every Access Person of a Fund shall report to the Fund's Code Compliance Officer the information described in:

          i) Section 4(c) of this Code with respect to transactions in any Covered Security in which such Access Person has, or by reason of such transaction acquires, any direct or indirect beneficial ownership in the security; and

          ii) Section 4(d) of this Code with respect to accounts established by the Access Person in which any Covered Security was held during the quarter for the direct or indirect investment benefit of the Access Person;

          provided, however, that an Access Person shall not be required to make a report with respect to Exempt Transactions.

     b. A Disinterested Trustee or Manager of a Fund need only report a transaction in a Covered Security pursuant to Section 4(a) of this Code if he or she, at the time of that transaction, knew or, in the ordinary course of fulfilling his or her official duties as a Trustee or Manager of the Fund, should have known that, on the day of the transaction or within 15 days immediately preceding or following that day, a security of the same class was purchased or sold by the Fund or was being considered by the Fund or an Advisory Person of the Fund for purchase or sale by the Fund.

     c. Every report required pursuant to Section 4(a)(i) shall be made not later than 10 days after the end of the calendar quarter in which the transaction to which the report relates was effected and shall contain the following information:

          i) The date of the transaction, the title, the interest rate and maturity date (if applicable), the number of shares, and the principal amount of each Covered Security involved;

          ii) The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

          iii) The price of the Covered Security at which the transaction was effected;

          iv) The name of the broker, dealer or bank with or through whom the transaction was effected;

          v)   The date the report is submitted by the Access Person; and

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          vi)  Identification of factors potentially relevant to a conflict of interest analysis, of which the Access Person is aware, including the existence of any substantial economic relationship between his or her transactions and transactions of securities held or to be acquired by the Fund.

          Each Access Person (other than a Disinterested Trustee or Manager) shall provide the Code Compliance Officer with copies of each broker trade confirmation or account statement related to a transaction required to be reported under this Code. Each such Access Person need not include in his or her report under this Section 4(c) the information required by subsections (i) through (vi) hereof relating to a particular transaction in a Covered Security to the extent that such information is contained in a broker trade confirmation or account statement received by the Code Compliance Officer on or before the date such report is due. The Access Person must ensure that for each of his or her transactions in a Covered Security, each item of information required under subsections (i) through (iv) hereof is received by the Code Compliance Officer (whether by delivery of broker trade confirmations and account statements or by submission of a report to the Code Compliance Officer).

     d. Every report required pursuant to Section 4(a)(ii) shall be made not later than 10 days after the end of the calendar quarter during which an account established by an Access Person held any Covered Securities for the direct or indirect benefit of the Access Person and shall contain the following information:

          i) The name of the broker, dealer, or bank with whom the Access Person established the account;

          ii)  The date the account was established; and

          iii) The date the report is submitted by the Access Person.

     e. If an Access Person is required to file a report pursuant to each of Sections 4(a)(i) and 4(a)(ii), that Access Person may combine the information required by Sections 4(e) and 4(f) in a single report.

     f. Any report filed pursuant to this Article 4 may contain a statement that the report shall not be construed as an admission by the person making such report that he or she has any direct or indirect beneficial ownership in the security to which the report relates.

5.   Initial and Annual Holding Reports

     a. Every Access Person of a Fund, other than a Disinterested Trustee or Manager of a Fund, shall report to the Fund's Code Compliance Officer the information described in:

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          i)   Section 5(b) of this Code with respect to his or her initial holdings; and

          ii) Section 5(c) of this Code with respect to his or her annual holdings.

     b. Every report required pursuant to Section 5(a)(i) shall be made not later than 10 days after the person becomes an Access Person and shall contain the following information:

          i) The title, number of shares, and principal amount of each Covered Security in which the Access Person had any direct or indirect beneficial ownership when the person became an Access Person;

          ii) The name of any broker, dealer or bank with whom the Access Person maintained an account in which any securities were held for the direct or indirect benefit of the Access Person as of the date the person became an Access Person; and

          iii) The date that the report is submitted by the Access Person.

     c. Every report required pursuant to Section 5(a)(ii) shall contain the following information:

          i) The title, number of shares and principal amount of each Covered Security in which the Access Person had any direct or indirect beneficial ownership;

          ii) The name of any broker, dealer or bank with whom the Access Person maintains an account in which any securities are held for the direct or indirect benefit of the Access Person; and

          iii) The date that the report was submitted by the Access Person.

     d. Any report filed pursuant to this Article 5 may contain a statement that the report may not be construed as an admission by the person making such report that he or she may have any direct or indirect beneficial ownership in the security to which the report relates.

     e. Every Access Person of a Fund, including Disinterested Trustees and Managers of a Fund, shall certify annually that he or she has read and understands this Code and recognizes that he or she is subject to this Code. Each Access Person shall at the same time also certify that he or she has complied with the requirements of this Code and that he or she has filed the reports required by this Code and that such reports are, to such Access Person's knowledge, true and complete.

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6.   Other Conflicts

     a.   Access Persons (other than Disinterested Trustees or Managers of a
          Fund) are prohibited from serving on the board of directors of any publicly-traded company unless such Access Person had identified such board service to the Code Compliance Officer before the date of adoption by the Board of Trustees or Managers, as applicable, of this Code.

     b.   Access Persons (other than Disinterested Trustees or Managers of a
          Fund) are prohibited from acquiring securities in an Initial Public Offering.

     c.   Access Persons (other than Disinterested Trustees or Managers of a
          Fund) may not acquire securities in a Limited Offering without the prior approval of the Code Compliance Officer. It is understood that such approval will only be granted in limited circumstances (such as in connection with a family-owned business). Such prior approval shall include the Code Compliance Officer's reasons supporting a decision to approve the acquisition of Covered Securities offered in the Limited Offering.

     d. Access Persons of a Fund may not receive any gift or other thing of more than de minimis value from any person or entity that does business with a Fund. A one-time ticket to a sporting or theatrical event with a face-value of less than $100 and non-recurring meals or entertainment functions that are part of standard business practice of the service provider shall be considered de minimis.

     e.   Access Persons (other than Disinterested Trustees or Managers of a
          Fund) may not profit on the purchase and sale, or sale and purchase, of the same (or equivalent) security within 60 calendar days. Any profits realized on such short-term trades are required to be disgorged.

7.   Procedures

     a. The Code Compliance Officer shall prepare an annual report to each Fund's Board of Trustees or Managers that

          i) describes any issues arising under this Code since the last report to the Board of Trustees of Managers, including, but not limited to, information about material violations of this Code and a summary of sanctions imposed by the Code Compliance Officer or the Board of Trustees or Managers in response to the material violations;

          ii) certifies that the Fund has adopted procedures reasonably necessary to prevent the Access Person from violating this Code; and

          iii) identifies any recommended changes in existing restrictions or procedures based upon the Code Compliance Officer's experience under the Code,

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               evolving industry practices, or developments in
               applicable laws or regulations.

     b. The Code Compliance Officer shall identify all Access Persons who are required to make reports pursuant to Section 4 or 5 of this Code and inform those Access Persons of their reporting obligations. The Code Compliance Officer will, no less frequently than quarterly, identify any new Access Persons of the Funds and inform such persons of their reporting obligations under this Code.

     c. The Code Compliance Officer will review each report required to be made pursuant to Sections 4 and 5 of this Code. The Code Compliance Officer shall forward each report to the Treasurer of the Zenith Fund, or a representative of New England Life Insurance Company (or any successor entity) in the case of New England Variable Annuity Fund I, and he or she (or his or her designee) shall compare the transaction against the trading records of the Funds and report back to the Code Compliance Officer.

     d. The Code Compliance Officer will report any material violation of this Code to the Board of Trustees or Managers of the Fund at the next regularly scheduled Board meeting following the Code Compliance Officer's discovery. The Code Compliance Officer or the Board of Trustees or Managers of the Fund may impose such sanctions as it deems appropriate, including, inter alia, a letter of censure or suspension or termination of the relationship to the Fund. In addition to any sanctions imposed by the Code Compliance Officer or the Board of Trustees or Managers of the Fund, all profits realized by an Access Person of the Fund in violation of any restriction of this Code shall be immediately paid over to the Fund, which profits the Fund shall contribute to charity.

8.   Recordkeeping Requirements

     The Code Compliance Officer, on behalf of each Fund, will maintain the following records at the principal place of business of each Fund and make such records available to the Securities Exchange Commission and any representative of the Commission at any time and from time to time for reasonable periodic, special or other examination:

     a. A copy of the Code of Ethics for the Fund and each Adviser of the Fund that is in effect, or at any time within the past five years was in effect, to be maintained in an easily acceptable place;

     b. A record of any violation of this Code of Ethics and of any action taken as a result of the violation, to be maintained in an easily accessible place for at least five years after the end of the fiscal year in which such violation occurs;

     c. A copy of each report made by an Access Person as required by Sections 4 or 5 of this Code, to be maintained for at least five years after the end of the fiscal year in

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          which the report was made or the information was provided, and for the first two years in an easily accessible place;

     d. A list of all persons who currently or within the past five years is or was an Access Person or a Code Compliance Officer, to be maintained in an easily accessible place;

     e. A copy of each certification and report required by Section 7(a) of this Code, to be maintained for at least five years after the end of the fiscal year in which such report is made, and for the first two years in an easily accessible place; and

     f. A record of any decision, and the reasons supporting the decision, to approve the acquisition by an Access Person of Covered Securities in a Limited Offering pursuant to Section 6(c) of this Code, to be maintained for at least five years after the end of the fiscal year in which the approval is granted.

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                                   EXHIBIT A
                                   ---------
                                      to
                            New England Zenith Fund
                      New England Variable Annuity Fund I

                                CODE OF ETHICS


For purposes of the attached Code of Ethics, "beneficial ownership" shall be interpreted in the same manner as it would be in determining whether a person is subject to the provisions of Section 16(a) of the Securities Exchange Act of 1934 and the rules and regulations thereunder, except that the determination of direct or indirect beneficial ownership shall apply to all Covered Securities that an Access Person has or acquires. Securities held in the name of another should be considered as "beneficially" owned by an Access Person where such person enjoys "benefits substantially equivalent to ownership".

The Securities and Exchange Commission has said that although the final determination of beneficial ownership is a question to be determined in the light of the facts of the particular case, generally a person is regarded as the beneficial owner of securities held in the name of his or her spouse and their minor children. Absent special circumstances, transactions by these immediate family members ordinarily result in the Access Person obtaining benefits substantially equivalent to ownership, e.g., application of the income derived
                                       ----
from such securities to maintain a common home, to meet expenses that such person otherwise would meet from other sources, or the ability to exercise a controlling influence over the purchase, sale or voting of such securities. An Access Person also is regarded as the beneficial owner of securities held in the name of a spouse, minor children or other person, even though he or she does not obtain therefrom the aforementioned benefits of ownership, if he or she can vest or revest title in himself or herself at once or at some future time. Moreover, the fact that the holder is a relative or a spouse and sharing the same home as an Access Person may in itself indicate that the Access Person would obtain benefits substantially equivalent to those of ownership from securities held in the name of such relative. Thus, absent countervailing facts, it is expected that securities held by relatives who share the same home as an Access Person will be treated as being beneficially owned by the Access Person.

The term "beneficial ownership" of securities would include not only ownership of securities held by an Access Person for his or her own benefit, whether in bearer form or registered in his name or otherwise, but also ownership of securities held for his or her benefit by others (regardless of whether or how they are registered) such as custodians, brokers, executors, administrators, or trustees (including trusts in which he or she has only a remainder interest), and securities held for his or her account by pledges, securities owned by a partnership in which he or she is a member, if he may exercise a controlling influence over the purchase, sale or voting of such securities held for his account by pledges, securities owned by a partnership in which he or she is a member, if he or she may exercise a controlling influence over the purchase, sale or

                                      A-1


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voting of such securities and securities owned by any corporation.
Correspondingly, this term would exclude securities held by an Access Person for the benefit of someone else.

Ordinarily, this term would not include securities held by executors or administrators in estates in which an Access Person is a legatee or beneficiary unless there is a specific legacy to such person of such securities or such person is the sole legatee or beneficiary and there are other assets in the estate sufficient to pay debts ranking ahead of such legacy, or the securities are held in the estate more than a year after the decedent's death.

An Access Person also may be regarded as the beneficial owner of securities held in the name of another person, if by reason of any contract, understanding, relationship, agreement, or other arrangement, he obtains therefrom benefits substantially equivalent to those of ownership.

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